EXHIBIT 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX REPORTS THIRD QUARTER FINANCIAL RESULTS FOR FISCAL 2007

WITH SALES TO LARGEST CUSTOMER DECLINING WHILE SALES TO

EMERGING CUSTOMERS GREW STRONGLY

Gross margins fall below previously disclosed range of 10-15 percent but are expected to return to that range in first half of fiscal 2008

Anaheim, CA, August 2, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal third quarter ended June 30, 2007, decreased by 20 percent to $104.1 million from $130.3 million for the third quarter of fiscal 2006. Sequentially, from the second quarter to the third quarter of fiscal 2007, net sales declined 8 percent.

The net loss for the fiscal third quarter of 2007 was $6.7 million, or $0.27 per diluted share, compared to net income of $8.3 million, or $0.32 per diluted share, for the same period in fiscal 2006. Excluding a non-recurring charge to expense transaction costs related to the conditional offer by M-Flex (the “Offer”) to acquire all of the outstanding shares of MFS Technology Ltd, the net loss was $1.9 million, or $0.08 per share. As announced earlier, the company incurred a charge in the third quarter of $7.8 million before tax, and $4.8 million net of tax, related to expensing the deferred transaction costs from the Offer. M-Flex terminated the Offer in late June 2007, after WBL Corporation Limited announced that its shareholders had voted against tendering WBL’s shares of MFS in the Offer and against voting WBL’s M-Flex shares in favor of the Offer. Approval of the shareholders of WBL for the Offer was a pre-condition to M-Flex making the Offer.

According to Phil Harding, M-Flex’s chairman and chief executive officer, the decreased revenue during the third quarter of fiscal 2007 resulted from lower sales to M-Flex’s largest customer, which declined substantially more than expected. Revenue from the company’s largest customer decreased 52 percent compared to the same period in fiscal 2006 and declined 32 percent, sequentially. The company’s largest customer represented 50 percent of net sales during the third quarter compared to 84 percent in the same period in fiscal 2006. These percentages all include adjustments for sales to a company acquired by this customer during 2007.

In addition to the charge related to the deferred transaction costs, the company’s net loss for the fiscal third quarter of 2007 also was driven by lower gross margins, which were 5 percent during the third quarter. The company had previously disclosed a targeted range for gross margins of 10-15 percent.

“During the third quarter, our gross margins were negatively impacted by lower than anticipated yields on several new parts being manufactured in high-volume for certain of our key customers as well as a significant number of new programs ramping up during the quarter which, in comparison to previous quarters, represented the majority of our shipments during the third quarter. Achieving higher yields on new programs such as these so that gross margins are within our target range of 10-15 percent is a key operational priority for us, although we do not expect quarterly gross margins to return to this target range until the first half of fiscal 2008. Also contributing to the lower margins for the quarter was the de-leveraging of fixed costs as a result of the significantly lower sales during the third quarter,” Harding said.

Sales to M-Flex’s second largest customer, which grew nearly 36 percent sequentially, represented 25 percent of revenue during the third quarter. In addition, sales to a long-standing customer, Research in Motion (RIM), increased to 10 percent of revenue during the third quarter. While the company expects its sales to this customer to continue to increase during the fourth quarter, the company is uncertain whether RIM will continue to represent 10 percent of sales in future quarters, due to the expected increase in sales to other customers. Another customer, which the company believes is on track to be 10 percent of the company’s quarterly revenue in the fourth fiscal quarter ending September 2007, also had dramatic growth during the third quarter.

For the first nine months of fiscal 2007, net sales decreased approximately 13 percent to $341,400,000 from $393,900,000 in the first nine months of fiscal 2006, with net income of $7,000 or $0.00 per diluted share, compared to net income of $38,200,000 or $1.50 per diluted share, in the same period in fiscal 2006.

According to Reza Meshgin, the company’s president and chief operating officer, M-Flex moved forward with the expansion of its manufacturing capacity in Suzhou, China, as announced by M-Flex in May 2007. “While sales to our largest customer have declined substantially during recent quarters, sales continue to be strong to our other customers. During the third quarter, net sales to these other customers grew 43 percent, compared to the second quarter, and we believe that our total sales during the fourth quarter will grow, sequentially, because of the continued growth of sales to these customers. As part of the previously announced $33 million expansion and in anticipation of the high-volume sales we expect to these customers during the coming quarters, we recently have significantly increased the number of employees in our China facilities and also have begun the installation of newly purchased assembly equipment at the company’s recently leased facility, which is located less than a mile from MFC2 in Suzhou,” Meshgin said.

Primarily due to the company’s rapidly changing mix of high-volume parts being manufactured for an expanded base of emerging customers, the company said that it is not currently providing earnings guidance. The company expects to announce its policy for providing ongoing earnings guidance in its earnings news release for the year-end and fourth quarter of fiscal 2007.

Conference Call

M-Flex will host a conference call at 5:30 p.m. Eastern time today to review its financial results for the third quarter of fiscal 2007. The dial-in number for the call in North America is 800-479-9001 and 719-457-2618 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The web cast will be archived on the company’s website for 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on August 2, 2007. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 6450431.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. The company’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, sales, net income, gross margins, including without limitation, when the company may return to its targeted range of gross margins or otherwise improve gross margins, yields, the company’s diversification efforts, the company’s relationship and opportunities with, and expected sales to, its current and emerging customers, the relative size of each customer to the company, the company’s manufacturing capabilities and capacity, market opportunities, current and upcoming programs and product mix, growth and expansion of the company’s facilities and the installation of equipment at those facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors including the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the company’s ability to manage quality assurance issues, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, the outcome of any litigation by or against the company and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the second fiscal quarter ended March 31, 2007. These forward-looking statements represent management’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Net sales	$104,138	$130,327	$341,431	$393,864
Cost of sales	99,355	110,561	308,788	314,705

Gross profit	4,783	19,766	32,643	79,159

Operating expenses:
Research and development	570	487	1,798	1,459
Sales and marketing	3,263	2,239	8,310	6,943
General and administrative	5,606	5,612	18,034	16,108
Terminated acquisition expenses	7,821	—	7,821	—

Total operating expenses	17,260	8,338	35,963	24,510

Operating (loss)/income	(12,477)	11,428	(3,320)	54,649
Interest income, net	414	284	884	1,012
Other income/(expense), net	457	(334)	635	(280)

(Loss)/ income before provision for income taxes	(11,606)	11,378	(1,801)	55,381
Benefit from/(provision for) income taxes	4,894	(3,091)	1,808	(17,216)

(Loss)/net income	$(6,712)	$8,287	$7	$38,165

(Loss)/net income per share:
Basic	$(0.27)	$0.34	$0.00	$1.57
Diluted	$(0.27)	$0.32	$0.00	$1.50
Shares used in computing net (loss)/ income per share:
Basic	24,551,861	24,428,120	24,502,256	24,324,771
Diluted	24,551,861	25,523,892	25,158,017	25,383,632

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2007	September 30, 2006
Cash, cash equivalents and short term investments	$40,880	$45,976
Accounts receivable, net	88,937	109,517
Inventories	66,512	56,430
Other current assets	7,769	5,883

Total current assets	204,098	217,806
Property, plant and equipment	120,181	95,231
Other assets	10,473	14,008

Total assets	$334,752	$327,045

Accounts payable	$76,691	$70,143
Other current liabilities	12,969	18,219
Other liabilities	253	318
Stockholders’ equity	244,839	238,365

Total liabilities and stockholders’ equity	$334,752	$327,045